Exhibit 99.1

[CIT Logo]

                      CIT Quantifies Exposure to Air Canada

Livingston, NJ, April 03, 2003: CIT (NYSE: CIT) announced today its exposure in aircraft to Air Canada is approximately USD$80 million. Air Canada filed for protection from creditors on April 1, 2003 under the Companies' Creditors Arrangement Act, the Canadian reorganization law.

CIT's exposure primarily relates to two Boeing 767 aircraft. One aircraft is scheduled to come off-lease on June 1, 2003 for which CIT has a signed commitment in place to re-lease the aircraft to another carrier. On the second 767, CIT has an investment in leveraged lease (not a tax-optimized structure), with a remaining term of six years.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across 30 industries. CIT holds leading positions in vendor financing, U.S. factoring, equipment and transportation financing, Small Business Administration loans, and asset-based and credit-secured lending. CIT is headquartered in New York City, with executive offices in Livingston, New Jersey, and has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Contact information:

For information:           Investor Contact:
                                    Valerie L. Gerard, Vice President
                                    Investor Relations
                                    973-422-3284

                           Media Contact:
                                    Yvette Rudich, Vice President
                                    Director of Corporate Communications
                                    973-597-2095